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                                                              EXHIBIT (d)(b)(22)

                  FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT made this 1st day of May 2001, among Metropolitan Series Fund, Inc., a Maryland corporation (the "Fund"), MetLife Advisers, LLC (the "Investment Manager"), a Delaware limited liability company, and Franklin Advisers, Inc., a California corporation (the "Sub-Investment Manager");

                              W I T N E S S E T H :

         WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, the Fund, a series type of investment company, issues separate classes (or series) of stock, each of which represents a separate portfolio of investments;

         WHEREAS, the Fund is currently comprised of various portfolios, each of which pursues its investment objectives through separate investment policies, and the Fund may add or delete portfolios from time to time;

         WHEREAS, the Sub-Investment Manager is engaged principally in the business of rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Franklin Templeton Small Cap Growth Portfolio as set forth in the Investment Management Agreement dated May 1, 2001 relating to the Franklin Templeton Small Cap Portfolio between the Fund and the Investment Manager (the "Franklin Templeton Small Cap
Portfolio Investment Management Agreement"); and the Fund and the Investment Manager


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desire to enter into a separate sub-investment management agreement with respect to the Franklin Templeton Small Cap Portfolio of the Fund with the Sub-Investment Manager;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund, the Investment Manager and the Sub-Investment Manager hereby agree as follows:

                                   ARTICLE 1.

                      Duties of the Sub-Investment Manager.

         Subject to the supervision and approval of the Investment Manager and the Fund's Board of Directors, the Sub-Investment Manager will manage the investment and reinvestment of the assets of the Fund's Franklin Templeton Small Cap Growth Portfolio (the "Portfolio") for the period and on the terms and conditions set forth in this Agreement. In acting as Sub-Investment Manager to the Fund with respect to the Portfolio, the Sub-Investment Manager shall determine which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities or other assets in which it may invest, subject always to any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended or supplemented from time to time, the provisions of applicable laws and regulations including the Investment Company Act, and the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus and statement of additional information of the Fund then currently effective under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Fund or the Investment Manager at any time, however, make any definite determination as to investment policy and notify in writing the Sub-Investment Manager thereof, the Sub-Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified in writing


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that such determination has been revoked. The Sub-Investment Manager shall exercise its discretion to take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Portfolio, determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by it.

         The Sub-Investment Manager shall have no responsibility with respect to maintaining custody of the Fund's assets. The Fund shall instruct its custodian to provide the Sub-Investment Manager with such information as the Sub-Investment Manager may reasonably request relating to daily cash levels held by the Fund.

         In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Investment Manager is directed at all times to follow the policies of the Fund set forth in the Prospectus. Nothing herein shall preclude the "bunching" of orders for the sale or purchase of portfolio securities with other Fund portfolios or with other accounts managed by the Sub-Investment Manager. The Sub-Investment Manager shall not favor any account over any other and any purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved and at a price that is approximately averaged.

         In selecting brokers or dealers to execute orders on behalf of the Fund, the Sub-Investment Manager is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhances the Sub-investment Manager's investment research and portfolio management capability generally. It is further understood that, in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Investment Manager may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for


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effecting the transaction of the Sub-Investment Manager determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e) provided by such broker, viewed in terms either of the Fund or the Sub-Investment Manager's overall responsibilities to its discretionary accounts.

         In connection with these services the Sub-Investment Manager will conduct investment research as to the Portfolio's investments and conduct a continuous program of evaluation of its assets. The Sub-Investment Manager will have the responsibility to monitor the investments of the Portfolio to the extent necessary for the Sub-Investment Manager to manage the Portfolio in a manner that is consistent with the investment objective and policies of the Portfolio set forth in the Prospectus, as from time to time amended, and communicated in writing to the Sub-Investment Manager, and consistent with applicable law, including, but not limited to, the Investment Company Act and the rules and regulations thereunder and the applicable provisions of the Internal Revenue Code and the rules and regulations thereunder (including, without limitation, subchapter M of the Code and the investment diversification aspects of Section 817(h) of the Code).

         The Sub-Investment Manager will furnish the Investment Manager and the Fund such statistical information, including prices of securities in situations where a fair valuation determination is required or when a security cannot be priced by the Fund's accountants, with respect to the investments it makes for the Portfolio as the Investment Manager and the Fund may reasonably request. On its own initiative, the Sub-Investment Manager will apprise the Investment Manager and the Fund of important developments materially affecting the Portfolio, including but not limited to any change in the personnel of the Sub-Investment Manager responsible for the day to day investment decisions made by the Sub-Investment Manager for the


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Portfolio and any material legal proceedings against the Sub-Investment Manager by the Securities and Exchange Commission relating to violations of the federal securities laws by the Sub-Investment Manager, and will furnish the Investment Manager and the Fund from time to time with similar material information that is believed appropriate for this purpose. In addition, the Sub-Investment Manager will furnish the Investment Manager and the Fund's Board of Directors such periodic and special reports as either of them may reasonably request.

         The Sub-Investment Manager will make decisions on proxy voting unless such decisions are expressly reserved by the Fund. However, the Sub-Investment Manager will not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy. Should the Sub-Investment Manger undertake litigation against an issuer on behalf of accounts which it manages that are shareholders of such issuer, the Fund agrees to pay its portion of any applicable legal fees associated with the action or to forfeit any claim to any assets Sub-Investment Manager may recover and, in such case, agrees to hold Sub-Investment Manager harmless for excluding the Fund from such action. In the case of class action suits involving issuers held by the Fund, Sub-Investment Manager may include information about the Fund for purposes of participating in any settlements.

         The Sub-Investment Manager will exercise its best judgment in rendering the services provided for in this Article 1, and the Fund and the Investment Manager agree, as an inducement to the Sub-Investment Manager's undertaking so to do, that the Sub-Investment Manager will not be liable under this Agreement for any mistake of judgment or in any other event whatsoever, except as hereinafter provided. The Sub-Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have


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no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Agreement.

         Notwithstanding any other provision of this Agreement, the Fund, the Investment Manager and the Sub-Investment Manager may agree to the employment of a Sub-Sub-Investment Manager to the Fund for the purpose of providing investment management services with respect to the Portfolio, provided that the compensation to be paid to such Sub-Sub-Investment Manager shall be the sole responsibility of the Sub-Investment Manager and the duties and responsibilities of the Sub-Sub-Investment Manager shall be as set forth in a sub-sub-investment management agreement among the Investment Manager, the Sub-Investment Manager, the Sub-Sub-Investment Manager and the Fund on behalf of the Portfolio.

                                   ARTICLE 2.

                         Sub-Investment Management Fee.

         The payment of advisory fees and the allocation of charges and expenses between the Fund and the Investment Manager with respect to the Portfolio are set forth in the Franklin Templeton Small Cap Growth Investment Management Agreement. Nothing in this Franklin Templeton Small Cap Growth Portfolio Sub-Investment Management Agreement shall change or affect that arrangement. The payment of advisory fees and the apportionment of any expenses related to the services of the Sub-Investment Manager under this Agreement shall be the sole concern of the Investment Manager and the Sub-Investment Manager and shall not be the responsibility of the Fund.

         In consideration of services rendered pursuant to this Agreement, the Investment Manager will pay the Sub-Investment Manager on the first business day of each month the fee at


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the annual rate specified by the schedule of fees in the Appendix to this
Agreement. The fee for any period from the date the Portfolio commences operations to the end of the month will be prorated according to the proportion which the period bears to the full month, and, upon any termination of this Agreement before the end of any month, the fee for the part of the month during which the Sub-Investment Manager acted under this Agreement will be prorated according to the proportion which the period bears to the full month and will be payable upon the date of termination of this Agreement.

         For the purpose of determining the fees payable to the Sub-Investment Manager, the value of the Portfolio's net assets will be computed in the manner specified in the Fund's Prospectus. The Sub-Investment Manager will bear all of its own expenses (such as research costs) in connection with the performance of its duties under this Agreement except for those that the Investment Manager agrees to pay.

                                 Other Matters.

         The Fund and the Investment Manager acknowledge that the performance of the Fund may differ from the performance of other accounts or investment companies managed by the Sub-Investment Manager and that the Sub-Investment Manager is not expected to replicate the holdings or returns of any other account or fund that it manages. The Sub-Investment Manager may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement. The Sub-Investment Manager will pay the compensation of any such persons, and no obligation will be incurred by, or on behalf of, the Fund or the Investment Manager with respect to them.

         The Fund and the Investment Manager understand that the Sub-Investment Manager now acts and will continue to act as investment manager to various investment companies and


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fiduciary or other managed accounts, and the Fund and the Investment Manager have no objection to the Sub-Investment Manager's so acting. In addition, the Fund understands that the persons employed by the Sub-Investment Manager to assist in the performance of the Sub-Investment Manager's duties hereunder will not devote their full time to such service, and nothing herein contained shall be deemed to limit or restrict the Sub-Investment Manager's right or the right of any of the Sub-Investment Manager's affiliates to engage in and devote time and attention to other businesses or to render other services of whatever kind or nature. The Fund and the Investment Manager understand that Sub-Investment Manager may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Investment Manager with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Investment Manager any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Investment Manager, or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own accounts(s) or for the account of any other client.

         The Sub-Investment Manager also agrees upon the reasonable request of the Investment Manager or the Fund, to provide copies of the books and records relating to the Fund which the Sub-Investment Manager maintains to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Sub-Investment Manager further agrees to maintain and preserve the Fund's books and records in accordance with the Investment Company Act rules thereunder.

         The Sub-Investment Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement


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relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence of the Sub-Investment Manager in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         The Investment Manager has herewith furnished the Sub-Investment Manager copies of the Fund's Prospectus, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of this Agreement to furnish the Sub-Investment Manager copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Investment Manager will be entitled to rely on all documents furnished to it by the Investment Manager or the Fund.

         The Sub-Investment Manager hereby gives the Fund, for the term of this Agreement, a royalty free, nonexclusive, nontransferable right to use the name "Franklin Templeton" (hereinafter referred to as the "Marks") in the U.S. as part of the name of the Fund as follows: "Franklin Templeton Small Cap Growth Portfolio" in connection with the activities of the Fund contemplated by this Agreement. Such right does not include the right to allow third parties to use the Marks except as specifically provided in this Agreement. Neither the Fund nor the Investment Manager shall retain any right to use of the Marks after the termination of this Agreement. Upon termination of this Agreement, the Fund will immediately terminate all use of the Marks and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written, printed or electronic material or performance information that contains the Marks. The Fund agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Marks shall confirm to the terms of this Agreement, and any amendments thereto.

         All sales documentation, promotional, marketing, advertising or other written, printed or


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electronic material or performance information or data which includes the Marks which is prepared, controlled and/or issued by or on behalf of the Fund and/or the Investment Manager, and/or their agents or affiliates, shall require the written approval of Sub-Investment Manager prior to distribution. Such written or printed material may be distributed only in the U.S. and shall bear the following legend: "`Franklin Templeton' is a trademark of Franklin Resources, Inc. and/or its subsidiaries."

                                   ARTICLE 3.

                   Duration and Termination of this Agreement.

         This Agreement shall become effective as of the date first above written and shall remain in force until May 16, 2002 and thereafter shall continue in effect, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, on sixty days' written notice to the Investment Manager and Sub-Investment Manager, or by the Investment Manager on thirty days' written notice to the Sub-Investment Manager and the Fund, or by the Sub-Investment Manager on sixty days' written notice to the Investment Manager and the Fund. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Franklin Templeton Small Cap Growth Portfolio Investment Management Agreement.


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                                   ARTICLE 4.

                                  Definitions.

         The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act.

                                   ARTICLE 5.

                          Amendments of this Agreement.

         This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, to the extent permitted by the Investment Company Act, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) by the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE 6.

                                 Governing Law.

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE 7.

                                    Notices.

         Notices to be given hereunder shall be addressed to:

                  Fund:             Christopher P. Nicholas


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                                    President and Chief Operating Officer
                                    Metropolitan Series Fund, Inc.
                                    One Madison Avenue, Area 6E
                                    New York, New York 10010

Investment Manager:                 John F. Guthrie, Jr.
                                    Senior Vice-President
                                    MetLife Advisers, LLC
                                    501 Boylston Street
                                    Boston, Massachusetts 02116

Sub-Investment Manager:             Franklin Advisers, Inc.
                                    777 Mariners Island Blvd.
                                    San Mateo, CA  94404
                                    Attn:  General Counsel

         Changes in the foregoing notice provisions may be made by notice in writing to the other parties at the addresses set forth above. Notice shall be effective upon delivery.



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                                     METROPOLITAN SERIES FUND, INC.

                                     By /s/ Christopher P. Nicholas
                                        --------------------------------
                                          Christopher P. Nicholas
                                           President

Attest:


/s/ Danne L. Johnson
------------------------------
Danne L. Johnson
Secretary

                                     METLIFE ADVISERS, LLC

                                     By /s/ John F. Guthrie, Jr
                                        --------------------------------
                                          John F. Guthrie, Jr
                                          Senior Vice-President

Attest:

/s/ Thomas M. Lenz
------------------------------
Thomas M. Lenz

                                     FRANKLIN ADVISERS, INC.

                                     By: /s/ Edward B. Jamieson
                                         -------------------------------
                                          Edward B. Jamieson
                                          Executive Vice President

Attest:



/s/ Roberta R.W. Kameda
------------------------------
Roberta R.W. Kameda


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                                    Appendix

                             FRANKLIN ADVISERS, INC.

                      Metropolitan Series Fund Fee Schedule

                  Franklin Templeton Small Cap Growth Portfolio

                   first $200 million        0.60%
                   next $300 million         0.52%
                   over $500 million         0.50%
                   of the average daily value of the net assets of the Portfolio



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